Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Baillie Gifford International All Cap Fund, Baillie Gifford Developed EAFE All Cap Fund, Baillie Gifford EAFE Plus All Cap Fund, and Baillie Gifford International Alpha Fund, each series of Baillie Gifford Funds, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Acquired Fund and Acquiring Fund Service Providers” in the Combined Information Statement/Prospectus.

/s/ Cohen & Company, Ltd

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

November 21, 2025